Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.



                             Nine Months Ended        Three Months Ended
                               September 30,             September 30,

                            2001         2000         2001        2000
                         __________  ___________   __________  __________
Numerator:
  Net income(loss)       $9,474,000  $10,871,000   $3,453,000  $3,368,000
                         ==========  ===========   ==========  ==========
Denominator:
  Denominator for
  Basic income (loss)
  Per share -
  Weighted average
  Shares                  6,487,456    7,181,693    6,199,674   7,171,198

Dilutive potential
  Common shares -
  Employee stock
  Options                         0        2,980        7,798       3,037
                         __________  ___________   __________  __________
Denominator for
  Diluted earnings
  (loss) per share -
  Adjusted weighted
  Average shares          6,487,456    7,184,673    6,207,472   7,174,235
                         ==========  ===========   ==========  ==========